NEUBERGER BERMAN EQUITY FUNDS
TRUST CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Trust Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman International Large Cap Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Value Fund

Date: April 2, 2012